Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Peraso Inc. of our report dated March 30, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Peraso Inc.’s ability to continue as a going concern) included in Peraso Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

October 8, 2026